Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AQUANTIA CORP.

Aquantia Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify that:

ONE:The original name of the corporation was Aquantia Corp. and the date of filing the original Certificate of Incorporation of the corporation with the Secretary of State of the State of Delaware was January 27, 2004.

TWO:The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend its Amended and Restated Certificate of Incorporation as follows:

1.   ARTICLE IV, Section A shall be amended and restated in its entirety to read as follows:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is one hundred million (100,000,000) shares.  Ninety-five million (95,000,000) shares shall be Common Stock, each having a par value of one-thousandth of one cent ($0.00001) (the “Common Stock”) and five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-thousandth of one cent ($0.00001) (the “Preferred Stock”).”

* * * *

THREE:This Amendment to the Amended and Restated Certificate of Incorporation,  pursuant to a resolution of the Board of Directors of the Corporation, was submitted to the stockholders of the Corporation for their approval, and was duly adopted at the Annual Meeting of Stockholders held on June 29, 2018 in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

In Witness Whereof, Aquantia Corp. has caused this Amendment to Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 29th day of June 2018.

Aquantia Corp.

By:	/s/ Faraj Aalaei
Faraj Aalaei
Chief Executive Officer

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